EXHIBIT 10.14

POZEN INC.

Summary of Director Compensation

Compensation of Non-Employee Directors

Set forth below is a summary description of the current compensation arrangements for the non-employee directors of POZEN Inc. (the “Company”).

The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attending Board and committee meetings and otherwise in connection with service as a director and pays each non-employee director an annual retainer fee of $10,000. The chairman of the Company’s audit committee receives an additional annual retainer of $5,000 and other committee chairmen receive an additional annual retainer of $2,500. In addition, each non-employee director receives a fee of $1,500 for each Board meeting attended in person and $750 if attendance is by telephone, and a fee of $750 for each Committee meeting attended, whether in person or by telephone. These fees for attendance at committee meetings and the annual retainers were approved by the Company’s Board of Directors at a meeting held on March 26, 2003.

Each non-employee Board member also receives annually options to purchase 20,000 shares of common stock for such director’s services as a director, granted in January of each calendar year on or before the date of the initial Board meeting in that calendar year and vesting annually over four years, subject to the director’s continued service as a director. A new director who joins the Company’s Board receives upon his or her election to the Board an initial option grant to purchase a pro-rated portion of 20,000 shares of common stock, based on the number of months such director serves during that initial year. This initial grant also vests annually over four years, subject to the director’s continued service as a director. All stock options awarded pursuant to this policy are granted pursuant to the Company’s 2000 Equity Compensation Plan, as amended and restated (the “Plan”), at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant and otherwise subject to the terms and conditions of the Plan.

Directors who are also the Company’s employees do not receive any compensation in their capacities as directors.